Exhibit 5.1

September 23, 2013

Cedar Fair, L.P.

Canada’s Wonderland Company

Magnum Management Corporation

One Cedar Point Drive

Sandusky, Ohio 44870-5259

Ladies and Gentlemen:

We have acted as United States counsel to Cedar Fair, L.P., a Delaware limited partnership (the “Company”), Canada’s Wonderland Company, a Nova Scotia unlimited liability corporation (“Cedar Canada”), Magnum Management Corporation, an Ohio corporation (“Magnum” and, collectively with Cedar Fair and Cedar Canada, the “Issuers”), and to the wholly owned subsidiaries of the Company named on Annex I and Annex II hereto (collectively, the “Guarantors”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Issuers and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Issuers of $500,000,000 aggregate principal amount of 5.25% Senior Notes due 2021 (the “Exchange Securities”) and the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the Exchange Securities. The Exchange Securities and the Guarantees will be issued under an indenture dated as of March 6, 2013 (the “Indenture”) by and among the Issuers, the Guarantors and The Bank of New York Mellon, as trustee (the “Trustee”). The Exchange Securities will be offered by the Issuers in exchange for $500,000,000 aggregate principal amount of their outstanding 5.25% Senior Notes due 2021.

We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents

Cedar Fair, L.P.
Canada’s Wonderland Company
Magnum Management Corporation	- 2 -	September 23, 2013

and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Issuers and the Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

We have assumed further that (1) Cedar Canada is validly existing as a Nova Scotia unlimited liability corporation and in good standing under the law of the Province of Nova Scotia and any other applicable laws of Canada and has duly authorized, executed and delivered the Indenture in accordance with its Articles of Incorporation and bylaws and the law of the Province of Nova Scotia and any other applicable laws of Canada, (2) the execution, delivery and performance by Cedar Canada of the Indenture and the Exchange Securities does not and will not violate the law of the Province of Nova Scotia or any other applicable Canadian law or the laws of any other jurisdiction (excepting the law of the State of New York and the federal laws of the United States) and (3) the execution, delivery and performance by Cedar Canada of the Indenture and the Exchange Securities do not and will not constitute a breach or violation of any agreement or instrument that is binding upon Cedar Canada.

Cedar Fair, L.P.
Canada’s Wonderland Company
Magnum Management Corporation	- 3 -	September 23, 2013

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. When the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange described above, the Exchange Securities will constitute valid and legally binding obligations of the Issuers enforceable against the Issuers in accordance with their terms.

2. When (a) the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange and (b) the Guarantees have been duly issued, the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights.

Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of the State of Michigan, we have relied upon the opinion of Warner Norcross & Judd LLP dated the date hereof and our opinions rendered in reliance upon such opinion are subject to the assumptions, qualifications, limitations and exceptions set forth therein. Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of the States of California and Ohio, we have relied upon the opinion of Squire, Sanders & Dempsey L.L.P. dated the date hereof and our opinions rendered in reliance upon such opinion are subject to the assumptions, qualifications, limitations and exceptions set forth therein.

We do not express any opinion herein concerning any law other than the law of the State of New York, the Delaware Revised Uniform Limited Partnership Act and the Delaware General Corporation Law.

Cedar Fair, L.P.
Canada’s Wonderland Company
Magnum Management Corporation	- 4 -	September 23, 2013

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

Simpson Thacher & Bartlett LLP

ANNEX I

Guarantors Incorporated or Formed in Jurisdictions other than the State of Delaware

Name of Guarantor	Jurisdiction of Incorporation or Formation
Boeckling, L.P.	Ohio
Cedar Fair, L.P.	Ohio
Cedar Point, Inc.	Ohio
Cedar Point of Michigan, Inc.	Michigan
Knott’s Berry Farm	California
Michigan’s Adventure, Inc.	Michigan
Western Row Properties, Inc.	Ohio

ANNEX II

Guarantors Incorporated or Formed in the State of Delaware

Name of Guarantor	Jurisdiction of Incorporation or Formation
Cedar Fair Southwest Inc.	Delaware
Kings Island Company	Delaware
Wonderland Company Inc.	Delaware